Exhibit 21

                            CIRCUIT CITY STORES, INC.
                           Subsidiaries of the Company



                                                       Jurisdiction of
                                                       Incorporation
          Subsidiary                                   or Organization
          ----------                                   ---------------

CC Distribution Company of Virginia, Inc.              Virginia


Circuit City Properties, Inc.                          Virginia


Circuit City Stores West Coast, Inc.                   California


First North American National Bank                     National Bank - Georgia


Northern National Insurance Ltd.                       Bermuda


Patapsco Designs, Inc.                                 Maryland


Tyler International Funding, Inc.                      Delaware